Exhibit 23(b)

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Silverton Adventures, Inc. (Formerly Mor Travel, Inc.) (A Development Stage Company), of our report dated September 2, 2008 on our audit of the financial statements of Silverton Adventures, Inc. (Formerly Mor Travel, Inc.) (A Development Stage Company) as of June 30, 2008 and June 30, 2007 and the related statements of operations, stockholders’ equity (deficit) and cash flows from inception on May 31, 2006 through June 30, 2008 and 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

September 22, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501